September 21, 2006

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549 USA

Dear Sirs/Mesdames:

RE: Electrum Mining Limited

We have read Item 4.01 of the Form 8-K dated September 21, 2006 of Electrum Mining Limited and are in agreement with the statements contained in Item 4.01.

Yours truly,

“Staley, Okada & Partners”

STALEY, OKADA & PARTNERS
Chartered Accountants